EXHIBIT "4"

              SECOND AMENDMENT TO RIGHTS AGREEMENT


          SECOND AMENDMENT, dated as of June 24, 1996, to the Rights Agreement, dated as of March 8, 1988, as amended March 20, 1990 (the "Rights Agreement"), between American Stores Company, a Delaware corporation (the "Company"), and First Chicago Trust Company of New York, as Rights Agent (the "Rights Agent").

          The Company and the Rights Agent have heretofore executed and entered into the Rights Agreement. Pursuant to
Section 27 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof. All acts and things necessary to make this Second Amendment a valid agreement, enforceable according to its terms, have been done and performed, and the execution and delivery of this Second Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.

          In consideration of the foregoing and the mutual agreements set forth herein, the parties hereto agree as follows:

          1. Section 1(a) of the Rights Agreement is hereby amended by deleting each reference to "20%" and replacing it with "10%".

          2. Clause (v) of Section 1(a) of the Rights Agreement is hereby amended to read as follows:

     (v) Mr. L.S. Skaggs, his Affiliates and Associates, his heirs, and any trust or foundation to which he or his wife has transferred or may transfer Common Shares of the Company (collectively, "L.S. Skaggs") but the exception in this clause (v) shall not be applicable if L.S. Skaggs shall increase its aggregate Beneficial Ownership of the then outstanding Common Shares (other than as a result of an acquisition of Common Shares by the Company) to an amount greater than the sum of (x) the lowest aggregate Beneficial Ownership of L.S. Skaggs as a percentage of the outstanding Common Shares as of any date on or after June 21, 1996 plus
     (y) 1%.

          3. Clause (ii) of Section 3(a) is hereby amended to read as follows:


     (ii) the tenth day after the date of the commencement by any Person (other than (A) the Company, (B) any Subsidiary of the Company, (C) any employee benefit plan of the Company or of any Subsidiary of the Company or (D) any entity holding Common Shares for or pursuant to the terms of any such plan) of, or of the first public announcement of the intention of any Person (other than (A) the Company, (B) any Subsidiary of the Company, (C) any employee benefit plan of the Company or of any Subsidiary of the Company or (D) any entity holding Common Shares for or pursuant to the terms of any such plan) to commence, a tender or exchange offer the consummation of which would result in any Person becoming an Acquiring Person (including any such date which is after the date of this Agreement and prior to the issuance of the Rights; the earlier of such dates being herein referred to as the "Distribution Date"),

          4. Section 13 of the Rights Agreement is hereby amended by deleting the phrase "(other than L.S. Skaggs)" in clauses (a) and (b) thereof and by deleting the phrase "or L.S.
Skaggs" in clause (c) thereof.

          5. The last sentence of  Section 24(a) of the Rights
Agreement is hereby amended to read as follows:

     Notwithstanding the foregoing, the Board of Directors shall not be empowered to effect such exchange at any time after any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or any Subsidiary of the Company or any entity holding Common Shares for or pursuant to the terms of any such plan), together with all Affiliates and Associates of such Person, becomes the Beneficial Owner of 50% or more of the Common Shares then outstanding.

          6. This Second Amendment to the Rights Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

          7. This Second Amendment to the Rights Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument. Terms not defined herein shall, unless the context otherwise requires, have the meanings assigned to such terms in the Rights Agreement.

          8. In all respects not inconsistent with the terms and provisions of this Second Amendment to the Rights Agreement, the Rights Agreement is hereby ratified, adopted, approved and
confirmed.   In executing and delivering this Second Amendment,
the Rights Agent shall be entitled to all the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement.

          9. If any term, provision, covenant or restriction of this Second Amendment to the Rights Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Second Amendment to the Rights Agreement, and of the Rights Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed and attested, all as of the date and year first above written.

Attest:                                 AMERICAN STORES COMPANY

By:  /s/ Kathleen E. McDermott          By:  /s/ Teresa Beck

Attest:                                 FIRST CHICAGO TRUST
                                        COMPANY OF NEW YORK



By:  /s/ Jim Kuzmich                    By:  /s/ Thomas McDonough